NEWS RELEASE
                                                         Contacts:
                        Investor: Patrick Fossenier 1+650-378-5353
                        News Media: Gary Frantz     1+650-378-5335



       CON-WAY INC. REVISES EARNINGS GUIDANCE FOR FOURTH-QUARTER 2006



SAN MATEO, Calif.-January 3, 2007-Con-way Inc. (NYSE:CNW) today announced that fourth-quarter 2006 earnings from continuing operations are expected to be between 72 cents and 76 cents per diluted share.



The company had previously provided earnings guidance for the 2006 fourth quarter of between 81 cents and 87 cents per diluted share.



The revised guidance for earnings from continuing operations in the fourth quarter reflects:



*  A projected tonnage decline in the high single digits at Con-way Freight,

   the company's less-than truckload operating unit, which is slightly more than the earlier guidance. The period compares to an exceptionally strong

   2005 fourth quarter which posted a record tonnage gain.



*  $3.5 million, or 4 cents per diluted share, due to higher than anticipated costs for vehicular casualty insurance expense in the quarter.



*  $1.5 million, or 2 cents per diluted share, for a curtailment charge related to changes in the company's defined benefit pension plan for employees.



Fourth quarter guidance for earnings from continuing operations excludes an expected gain from the sale of Vector SCM, LLC, the company's logistics joint venture with General Motors Corp. (NYSE:GM).  As previously reported, Con-way and GM reached agreement on a valuation for Vector, which will result in GM paying Con-way $84.8 million for the company's membership interest, which is held by Menlo Worldwide, LLC.  The company expects the pre-tax gain from the transaction to be in the range of $40 million to $41 million.



Commenting on the updated guidance, Con-way President and CEO Douglas W.

Stotlar said, "The slowdown we first experienced at Con-way Freight in the third quarter continued through the fourth quarter as the industry's traditional peak season surge did not materialize, and customer shipping volumes remained restrained," he noted. "Despite the tonnage decline, yield comparisons in the LTL business were positive and are expected to show a low single-digit increase for the quarter."



Initiatives to invigorate tonnage growth have been implemented while quality,

productivity and service performance measurements continued at near-record levels, Stotlar added.  "In a year in which we faced many challenges, our people delivered an extraordinary effort and continued to be recognized for a superior service product," he noted. "We have excellent franchises in both freight and logistics, and we have capacity. The foundation is in place for sustainable long-term growth."



FOURTH QUARTER EARNINGS RELEASE AND CONFERENCE CALL



Con-way Inc. plans to announce its fourth-quarter financial results on

Monday, January 29 after the close of the market.  A conference call to discuss the results will be held the following day, Tuesday, January 30, at

11:00 a.m. Eastern Standard Time (8:00 a.m. Pacific.)



The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available through a live internet web cast at www.con-way.com, at the investor relations page. Related financial and operating statistics to be discussed on the conference call are available on the company's web site at www.con-way.com in the Investor Relations section.



An audio replay will be available for two weeks following the call by dialing

(800) 642-1687 or (706) 645-9291 (for international callers) and using access code 3904342. The replay will also be available at the same web-casting site providing access to the live call.



Con-way Inc. (NYSE:CNW) is a $ 4.2 billion freight transportation and logistics company with businesses in less-than-truckload and full truckload services, truckload brokerage, logistics, warehousing, supply chain management and trailer manufacturing. The company and its subsidiaries operate across North America and in 20 countries. Further information about

Con-way Inc. and additional press releases are available via the Internet at

www.con-way.com.



FORWARD-LOOKING STATEMENTS


Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any claims that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements of estimates or belief and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of Con-way's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices or fuel surcharges, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility that Con-way may, from time to time, be required to record impairment charges for long-lived assets, the possibility of defaults under Con-way's $400 million credit agreement and other debt instruments (including defaults resulting from unusual charges), and the possibility that Con-way may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, matters relating to the 1996 spin-off of Consolidated Freightways Corporation
(CFC), including the possibility that CFC's multi-employer pension plans may assert claims against Con-way, matters relating to the sale of Menlo Worldwide Forwarding, Inc., including Con-way's obligation to indemnify the buyer for certain losses in connection with the sale, and matters relating to Con-way's defined benefit pension plans. The factors included herein and in
Item 7 of Con-way's 2005 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.










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